PRINCIPAL FUNDS, INC.
SUB-ADVISORY AGREEMENT


AGREEMENT executed as of June 26, 2017, by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (hereinafter called the "Manager"), and EAGLE ASSET
MANAGEMENT, INC. (hereinafter called the "Sub-Advisor").

W I T N E S S E T H:

	WHEREAS, the Manager is the manager and investment adviser to each Series of Principal Funds, Inc. (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

	WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for all or a portion of the assets of each Series of the Fund identified in Appendix A hereto, as may be amended from time to time
(hereinafter called "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

	WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

(a)	Management Agreement (the "Management Agreement")
with the Fund

(b)	The Fund's registration statement and financial statements
as filed with the Securities and Exchange Commission (the
"SEC");

(c)	The Fund's Articles of Incorporation and By-laws

(d)	Policies, procedures or instructions adopted or approved by
the Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Advisor.

	NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Advisor
In accordance with and subject to the Management
Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of such portion of the assets of each Series as may be allocated to the Sub-Advisor by the Manager, from time to time (the "Allocated Assets"), subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services to be Provided by the Sub-
Advisor
       The Sub-Advisor will:
(a)	Provide investment advisory services, including but
not limited to research, advice and supervision for the Allocated Assets of each Series.
(b)	Furnish to the Board of Directors of the Fund for
approval (or any appropriate committee of such
Board), and revise from time to time as conditions
require, a recommended investment program for
each Series consistent with each Series' respective
investment objective(s) and policies and any
specific criteria applicable to the Allocated Assets.
(c)	Implement the approved investment program for the
Allocated Assets by placing orders for the purchase
and sale of securities without prior consultation with
the Manager and without regard to the length of time
the securities have been held, the resulting rate of
portfolio turnover or any tax considerations, subject
always to the provisions of the Fund's registration
statement, Articles of Incorporation and Bylaws and
the requirements of the 1940 Act, as each of the
same shall be from time to time in effect.
(d)	Advise and assist the officers of the Fund, as
requested by the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate
committees of such Board, regarding the general
conduct of the investment business of each Series.
(e)	Maintain, in connection with the Sub-Advisor's
investment advisory services provided to the
Allocated Assets, compliance with the 1940 Act and
the regulations adopted by the SEC thereunder and
the Series' investment strategies and restrictions as
stated in the Fund's prospectus and statement of
additional information and any specific criteria
applicable to the Allocated Assets.
(f)	Report to the Board of Directors of the Fund at such
times and in such detail as the Board of Directors
may reasonably deem appropriate in order to enable
it to determine that the investment policies,
procedures and approved investment program of
each Series (and any specific criteria applicable to
the Allocated Assets) are being observed.
(g)	Upon request, provide assistance and
recommendations for the determination of the fair
value of certain securities when reliable market
quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's
Board of Directors.
(h)	Furnish, at its own expense, (i) all necessary
investment and management facilities, including
salaries of clerical and other personnel required for it
to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of
the investment advisory affairs of each Series.
(i)	Open accounts with Foreign Account Tax Compliance
Act compliant broker-dealers and futures commission
merchants ("broker-dealers"), select broker-dealers to
effect all transactions for each Series, place all
necessary orders with broker-dealers or issuers
(including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for each
Series may be aggregated with contemporaneous
purchase or sell orders of other clients of the Sub-
Advisor. In such event allocation of securities so sold
or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be the most
equitable and consistent with its
fiduciary obligations to the Fund and to other clients.
The Sub-Advisor will report on such allocations at the
request of the Manager, the Fund or the Fund's
Board of Directors providing such information as the
number of aggregated trades to which each Series
was a party, the broker-dealers to whom such trades
were directed and the basis for the allocation for the aggregated trades. The Sub-Advisor shall use its best efforts to obtain execution of transactions for each
Series at prices which are advantageous to the
Series and at commission rates that are reasonable
in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other
services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for
effecting a securities transaction in excess of the
amount of commission or dealer spread another
broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in
relation to the value of the brokerage and research
products and/or services provided by such broker or
dealer. This determination, with respect to brokerage
and research products and/or services, may be
viewed in terms of either that particular transaction or
the overall responsibilities which the Sub-Advisor and
its affiliates have with respect to each Series as well
as to accounts over which they exercise investment
discretion. Not all such services or products need be
used by the Sub-Advisor in managing the Allocated
Assets. In addition, joint repurchase or other
accounts may not be utilized by the Series except to
the extent permitted under any exemptive order
obtained by the Sub-Advisor provided that all
conditions of such order are complied with.
(j)	Maintain all accounts, books and records with respect
to the Allocated Assets as are required of an
investment advisor of a registered investment
company pursuant to the 1940 Act and Investment
Advisers Act of 1940, as amended (the "Advisers
Act"), and the rules thereunder, and furnish the Fund
and the Manager with such periodic and special
reports as the Fund or the Manager may reasonably
request. In compliance with the requirements of Rule
31a-3 under the 1940 Act, the Sub-Advisor hereby
agrees that all records that it maintains for each
Series are the property of the Fund, agrees to
preserve for the periods described by Rule 31a-2
under the 1940 Act any records that it maintains for
the Series and that are required to be maintained by
Rule 31a-1 under the 1940 Act, and further agrees to
surrender promptly to the Fund any records that it
maintains for a Series upon request by the Fund or
the Manager. The Sub-Advisor has no responsibility
for the maintenance of Fund records except insofar
as is directly related to the services the Sub-Advisor
provides to a Series.
(k)	Observe and comply with Rule 17j-1 under the
1940 Act and the Sub-Advisor's Code of Ethics
adopted pursuant to that Rule as the same may be
amended from time to time. The Manager
acknowledges receipt of a copy of the Sub-
Advisor's current Code of Ethics. The Sub-Advisor
shall promptly forward to the Manager a copy of
any material amendment to the Sub-Advisor's
Code of Ethics along with certification that the Sub-
Advisor has implemented procedures for
administering the Sub-Advisor's Code of Ethics.
(l)	From time to time as the Manager or the Fund may
request, furnish the requesting party reports on
portfolio transactions and reports on investments held
by a Series, all in such detail as the Manager or the
Fund may reasonably request. The Sub-Advisor will
make available its officers and employees to meet
with the Fund's Board of Directors at the Fund's
principal place of business on due notice to review
the investments of a Series.
(m)	Provide such information as is customarily provided
by a sub-advisor, or as may be required or
reasonably requested by the Manager, for the Fund
or the Manager to comply with their respective
obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the "Code"), the 1940 Act, the Advisers
Act, the Securities Act of 1933, as amended (the
"Securities Act"), and any state securities laws, and
any rule or regulation thereunder.  Such information
includes, but is not limited to:  the Sub-Advisor's
compliance manual and policies and procedures
adopted to comply with Rule 206(4)-7 of the Advisers
Act; the Sub-Advisor's most recent annual
compliance report or a detailed summary of such
report; timely and complete responses to all Quarterly Compliance Questionnaires (including the identification of any material compliance maters and
a copy of any material changes to the Sub-Advisor's
Rule 206(4)-7 compliance policies and procedures,
marked to show changes along with a written
summary of the purpose of each such change);
Annual Proxy Voting Questionnaires; Annual Best
Execution and Soft Dollar Questionnaires, and
responses to all other requests from the Manager.
The Sub-Advisor agrees to make available for the
Manager's review all deficiency letters issued by the
SEC together with all responses given by Sub-
Advisor to such letters.  The Sub-Advisor will advise
the Manager of any material changes in the Sub-
Advisor's ownership within a reasonable time after
any such change.
(n)	Vote proxies received on behalf of each Series (with
respect to the portion thereof allocated to the Sub-
Advisor) in a manner consistent with the Sub-
Advisor's proxy voting policies and procedures and
provide a record of votes cast containing all of the
voting information required by Form N-PX in an
electronic format to enable the Series to file Form N-
PX as required by SEC rule.
(o)	Respond to tender offers, rights offerings and other
voluntary corporate action requests affecting
securities held by each Series (with respect to the
portion thereof allocated to the Sub-Advisor).
(p)	Cooperate with the Manager in its performance of
quarterly and annual tax compliance tests to monitor the Series' compliance with Subchapter M of the Code and Section 817(h) of the Code. If it is determined by the Manager or its tax advisors that the Series is not in compliance with the requirements imposed by the Code, the Sub-Advisor, in consultation with the Manager and its tax advisors, will take prompt action to bring the Series back into compliance with the time permitted under the Code.

3.	Prohibited Conduct
In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life
Insurance Company regarding transactions for the Fund in securities or other assets.

4.	Compensation
As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Allocated Assets, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.	Liability of Sub-Advisor
Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for a Series or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents, or affiliates.

6.	Trade Errors
The Sub-Advisor will notify the Manager of any Trade
Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Advisor. Notwithstanding Section 5, the Sub-Advisor shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from Trade
Errors due to negligence, misfeasance, or disregard of duties of the Sub Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates. For purposes under this Section 6, "Trade Errors" are defined as errors due to (i) erroneous orders by the Sub-Advisor for the Series that result in the purchase or sale of securities that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Advisor that result in the purchase or sale of securities for the Series in an unintended amount or price; or (iii) purchases or sales of financial instruments which violate the investment limitations or restrictions disclosed in the Fund's registration statement and/or imposed by applicable law or regulation (calculated at the Sub-Advisor's portfolio level), unless otherwise agreed to in writing.

7.	Supplemental Arrangements
The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub-Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund; provided, however, that entry into any such arrangements shall not relieve the Sub-Advisor of any of its obligations under this Agreement.

8.	Regulation
The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

9.	Duration and Termination of This Agreement
No amendment of this Agreement shall be effective unless in writing and signed by both parties. This Agreement shall become effective with respect to a Series as of the corresponding date set forth on Appendix B to this Agreement, as may be amended from time to time, and, unless otherwise terminated with respect to such Series, shall continue in effect thereafter for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year, provided that in each case the continuance is specifically approved within the period required by the 1940
Act either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Allocated Assets of such Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Allocated Assets of such Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated with respect to a Series at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days' written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 8, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment," "voting security" and "majority of the outstanding voting securities") shall be applied.

10.	Amendment of this Agreement
No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series (as defined in the 1940 Act) and by vote of a majority of the Board of Directors of the Fund who are not interested persons (as defined in the 1940 Act) of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

11.	Additional Series
In the event the Manager wishes to appoint the Sub-Advisor to perform the services described in this Agreement with respect to one or more additional Series of the Fund after the effective date of this Agreement, such Series will become a Series under this Agreement upon approval of this Agreement in the manner required by the 1940 Act and the amendment of Appendices A and B hereto.

12.	General Provisions
(a)	Each party agrees to perform such further acts and
execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and
governed by the laws of the State of Iowa. The
captions in this Agreement are included for
convenience only and in no way define or delimit any
of the provisions hereof or otherwise affect their
construction or effect.
(b)	Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid
to the other party at such address as such other party
may designate for the receipt of such notices. Until
further notice to the other party, it is agreed that the address of the Manager for this purpose shall be
Principal Global Investors, LLC, Attn: Principal Funds,
711 High Street, Des Moines, Iowa 50392-0200. The
address of the Sub-Advisor for this purpose shall be
880 Carillon Parkway, St Petersburg, Florida 33716.
(c)	The Sub-Advisor will promptly notify the Manager in
writing of the occurrence of any of the following
events:
1.	the Sub-Advisor fails to be registered as an
investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment
advisor in order to perform its obligations under
this Agreement.
2.	the Sub-Advisor is served or otherwise receives
notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of
a Series.
3.	the Sub-Advisor becomes aware of any pending
or threatened action, suit, proceeding, inquiry or investigation that is reasonably likely to result in a conviction, order, judgment or decree issued with respect to it or any affiliate that could reasonably
be expected to result in the Sub-Advisor
becoming ineligible to serve as an investment
adviser of a registered investment company
under the 1940 Act.
4.	the Sub-Advisor becomes aware of a transaction
or series of transactions that is reasonably likely
to result in a change in the management or
control of the Sub-Advisor or a controlling person
thereof or otherwise in the assignment (as
defined in the 1940 Act) of this Agreement by the
Sub-Advisor.
(d)	The Manager shall provide (or cause the Series
custodian to provide) timely information to the Sub-
Advisor regarding such matters as the composition of
the assets of a Series, cash requirements and cash
available for investment in a Series, and all other
reasonable information as may be necessary for the
Sub-Advisor to perform its duties and responsibilities
hereunder.
(e)	The Sub-Advisor represents that it will not enter into
any agreement, oral or written, or other
understanding under which the Fund directs or is
expected to direct portfolio securities transactions, or
any remuneration, to a broker or dealer in
consideration for the promotion or sale of Fund
shares or shares issued by any other registered
investment company. The Sub-Advisor further
represents that it is contrary to the Sub-Advisor's
policies to permit those who select brokers or dealers
for execution of Fund portfolio securities transactions
to take into account the broker's or dealer's
promotion or sale of Fund shares or shares issued by
any other registered investment company.
(f)	The Sub-Advisor agrees that neither it nor any of its
affiliates will in any way refer to its relationship with
the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager
(g)	This Agreement contains the entire understanding
and agreement of the parties.


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IN WITNESS WHEREOF, the parties have duly executed this
Agreement on the date first above written.


PRINCIPAL GLOBAL INVESTORS, LLC









By
/s/ Michael J. Beer




Name:
Michael J. Beer




Title:
Executive Director - Principal Funds





By
/s/ Adam U. Shaikh




Name:
Adam U. Shaikh




Title:
Counsel













EAGLE ASSET MANAGEMENT, INC.









By
/s/ J. Cooper Abbott




Name:
J. Cooper Abbott




Title:
President


APPENDIX A


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APPENDIX B




Effective Date and Initial Term of Sub-Advisory Agreement for each Series
Series
Effective Date
Initial Term
Principal Funds, Inc. - MidCap Growth Fund III

2 Years